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                                                                 EXHIBIT 3(a)(3)



                            CERTIFICATE OF AMENDMENT
                          TO THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      THE PHOENIX RESOURCE COMPANIES, INC.

    (PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE STATE OF
                                   DELAWARE)

         The Phoenix Resource Companies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies the following:

         FIRST:      That Article 4.01 of the Amended and Restated Certificate
of Incorporation of the Corporation be, and hereby is, amended to read in its entirety as follows:

         Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 25,000,000, of which 20,000,000 shall be common stock, par value $.01 per share, and 5,000,000 shall be preferred stock, par value $.01 per share. The number of authorized shares of common stock and preferred stock may be increased or decreased by the affirmative vote of the holders of at least a majority of the shares of the CorporationGs capital stock then entitled to vote in an election of directors, without a separate vote of holders of preferred stock as a class. Each share of common stock shall entitle its holder to one vote.

         SECOND:     That the foregoing amendment to Article IV of the Amended
and Restated Certificate of Incorporation and resolution pertaining thereto was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD:      That the foregoing amendment to Article IV of the Amended
and Restated Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation entitled to vote thereon, in accordance with the provisions of the Amended and Restated Certificate of Incorporation and
Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this instrument has been executed for, on behalf of, and in the name of the Corporation by its officers thereunto duly authorized on May 9, 1995.

                                        THE PHOENIX RESOURCE COMPANIES, INC.



                                        By:  /s/ George D. Lawrence Jr.
                                            -----------------------------------
                                            George D. Lawrence Jr., President
ATTEST:                                     and Chief Executive Officer


By:  /s/ Patricia J. Murano
    -----------------------------
    Patricia J. Murano, Secretary